Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

§
In re:	§	Chapter 11
§
AZURE MIDSTREAM	§	Case No. 17-30461 (DRJ)
PARTNERS, LP	§	Jointly Administered
§
Debtors.[1]	§

DEBTORS’ JOINT PLAN OF LIQUIDATION

Christopher M. López (24041356)
WEIL, GOTSHAL & MANGES LLP
700 Louisiana Street, Suite 1700
Houston, Texas 77002
Telephone: (713) 546-5000
Facsimile: (713) 224-9511
Email: chris.lopez@weil.com

-and-

Gary T. Holtzer (admitted pro hac vice)
Robert J. Lemons (admitted pro hac vice)
Charles M. Persons (admitted pro hac vice)
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
Email: gary.holtzer@weil.com
Email: robert.lemons@weil.com
Email: charles.persons@weil.com

Attorneys for the Debtors and Debtors in Possession

Dated: March 20, 2017
Houston, Texas

1  The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number are:  Azure Midstream Partners, LP (7595), Azure ETG, LLC (3388), Azure Holdings GP, LLC (0537), Azure Midstream Partners GP, LLC (8089), Azure TGG, LLC (6233), Marlin G&P I, LLC (6073), Marlin Logistics, LLC (8460), Marlin Midstream Finance Corp. (0130), Marlin Midstream, LLC (2587), Murvaul Gas Gathering, LLC (0826), Talco Midstream Assets, Ltd. (7004), and Turkey Creek Pipeline, LLC (1161).

Table of Contents

SECTION 1.	DEFINITIONS AND INTERPRETATION		1

	A.	Definitions	1

	B.	Interpretation; Application of Definitions and Rules of Construction	9

	C.	Controlling Document	9

SECTION 2.	ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS		10

	2.1.	Administrative Expense Claims	10
	2.2.	Fee Claims	10
	2.3.	Priority Tax Claims	10

SECTION 3.	CLASSIFICATION OF CLAIMS AND INTERESTS		11

	3.1.	Classification in General	11
	3.2.	Formation of Debtor Groups for Convenience Only	11
	3.3.	Summary of Classification	11
	3.4.	Special Provision Governing Unimpaired Claims	12
	3.5.	Elimination of Vacant Classes	12
	3.6.	Voting Classes; Presumed Acceptance by Non-Voting Classes	12
	3.7.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	12

SECTION 4.	TREATMENT OF CLAIMS AND INTERESTS		13

	4.1.	Other Priority Claims (Class 1)	13
	4.2.	Other Secured Claims (Class 2)	13
	4.3.	Lender Claims (Class 3)	13
	4.4.	General Unsecured Claims (Class 4)	14
	4.5.	Intercompany Claims (Class 5)	15
	4.6.	Existing Azure Interests (Class 6)	15
	4.7.	Other Equity Interests (Class 7)	16

SECTION 5.	MEANS FOR IMPLEMENTATION		16

	5.1.	Joint Chapter 11 Plan	16
	5.2.	Plan Administrator	16
	5.3.	Azure Custodian	18
	5.4.	Merger of Debtors; Closing Cases of Debtors	18
	5.5.	Corporate Action	18
	5.6.	Withholding and Reporting Requirements	19
	5.7.	Exemption from Certain Transfer Taxes	19
	5.8.	Effectuating Documents; Further Transactions	19
	5.9.	Closing of the Azure Case	20

i

SECTION 6.	CORPORATE GOVERNANCE		20

	6.1.	Board of Directors and Officers	20
	6.2.	Wind Down	20
	6.3.	Partnership Agreement	20

SECTION 7.	DISTRIBUTIONS		20

	7.1.	Distribution Record Date	20
	7.2.	Date of Distributions	21
	7.3.	Delivery of Distributions	21
	7.4.	Manner of Payment Under Plan	21
	7.5.	Minimum Cash Distributions	22
	7.6.	Setoffs	22
	7.7.	Distributions After Effective Date	22
	7.8.	Payment of Disputed Claims	22

SECTION 8.	PROCEDURES FOR DISPUTED CLAIMS		22

	8.1.	Allowance of Claims	22
	8.2.	Objections to Claims	23
	8.3.	Estimation of Claims	23
	8.4.	No Distributions Pending Allowance	23
	8.5.	Resolution of Claims	23

SECTION 9.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES		24

	9.1.	Assumption and Assignment of Executory Contracts and Unexpired Leases	24
	9.2.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	24
	9.3.	Purchase Agreement	24
	9.4.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	25
	9.5.	Insurance Policies	25
	9.6.	Reservation of Rights	25

SECTION 10.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		25

	10.1.	Conditions Precedent to the Effective Date	25
	10.2.	Waiver of Conditions Precedent	26
	10.3.	Effect of Failure of Conditions to Effective Date	26

SECTION 11.	EFFECT OF CONFIRMATION		26

	11.1.	Vesting of Assets	26
	11.2.	Release of Liens	27
	11.3.	Subordinated Claims	27
	11.4.	Binding Effect	27
	11.5.	Term of Injunctions or Stays	27
	11.6.	Releases by the Debtors	27

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	11.7.	Releases By Holders of Claims and Interests	28
	11.8.	Exculpation	29
	11.9.	Plan Injunction	30
	11.10.	Injunction Related to Releases and Exculpation	30
	11.11.	Waiver of Statutory Limitation on Releases	31
	11.12.	Preservation of Rights of Action	31
	11.13.	Solicitation of the Plan	32
	11.14.	Plan Supplement	32
	11.15.	Corporate Action	32

SECTION 12.	RETENTION OF JURISDICTION		32

SECTION 13.	MISCELLANEOUS PROVISIONS		34

	13.1.	Payment of Statutory Fees	34
	13.2.	Substantial Consummation	34
	13.3.	Amendments	34
	13.4.	Revocation or Withdrawal of the Plan	35
	13.5.	Severability of Plan Provisions Upon Confirmation	35
	13.6.	Governing Law	35
	13.7.	Time	35
	13.8.	Additional Documents	36
	13.9.	Immediate Binding Effect	36
	13.10.	Successor and Assigns	36
	13.11.	Entire Agreement	36
	13.12.	Notices	36

iii

Each of the Debtors proposes the following joint chapter 11 plan of liquidation pursuant to section 1121(a) of the Bankruptcy Code.  Capitalized terms used herein shall have the meanings set forth in Section 1.A below.

SECTION 1.                                                 DEFINITIONS AND INTERPRETATION.

A.                                    Definitions.

1.1                               Administrative Expense Claim means any Claim for costs and expenses of administration during the Chapter 11 Cases pursuant to sections 328, 330, 363, 365, 503(b), or 507(a)(2) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises); (b) Fee Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1911 through 1930 of chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1-1401.

1.2                               Administrative Expense Claims Bar Date means the first Business Day that is thirty (30) days following the Effective Date, except as otherwise specifically set forth in the Plan.

1.3                               Administrative Expense Claims Objection Bar Date means the first Business Day that is 120 days following the Effective Date, except as otherwise specifically set forth in the Plan; provided that the Administrative Claims Objection Bar Date may be extended pursuant to an order of the Bankruptcy Court upon a motion filed by the Plan Administrator after notice and a hearing.

1.4                               Affiliate has the meaning set forth in section 101(2) of the Bankruptcy Code.

1.5                               Allowed means with reference to any Claim (a) any Claim against the Debtors that has been listed in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of Claim has been filed, (b) any Claim listed on the Schedules or included in a timely filed proof of Claim, as to which no objection to allowance has been, or subsequently is, interposed in accordance with Section 8.2 of the Plan or prior to the expiration of such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such Final Order is in favor of the respective holder, or (c) any Claim expressly allowed by a Final Order.

1.6                               Asset means all of the right, title, and interest in and to property of whatever type or nature (including real, personal, mixed, intellectual, tangible, and intangible property).

1.7                               Auction means the auction for the sale of substantially all of the Debtors’ assets to be held in accordance with the Bid Procedures.

1.8                               Available Cash means (i) all Cash of a Debtor realized from its business operations, the Sale Proceeds, the sale or other disposition (other than the Sale Transaction) of any of its Assets, including De Minimis Asset Sale Proceeds, the interest earned on its invested funds, recoveries from Causes of Action or from any other source or otherwise less (ii) the amount of Cash (a) necessary to pay holders of Allowed Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, and Lender Claims against such Debtor in accordance with the Plan, and (b) estimated and retained by such Debtor to (A) adequately fund the reasonable and necessary projected costs to carry out the provisions of the Plan with respect to such Debtor on and after the Effective Date, (B) pay all fees payable under section 1930 of chapter 123 of title 28 of the United States Code, and (C) fund and maintain any postpetition reserve requirements in connection with any agreements or otherwise.  Available Cash shall include the applicable portions of (i) excess amounts retained for Disputed Claims that become available in accordance with Section 8 of the Plan or (ii) amounts represented by undeliverable distributions in accordance with Section 7.3 of the Plan.

1.9                               Avoidance Action means any action commenced, or that may be commenced, before or after the Effective Date pursuant to section 544, 545, 547, 548, 549, 550, or 551 of the Bankruptcy Code.

1.10                        Azure means Azure Midstream Partners, LP.

1.11                        Azure Case means the Chapter 11 Case of Azure, styled In re Azure Midstream Partners, LP, Case No. 17-30461.

1.12                        Azure Custodian means the subsidiary limited liability company of Azure Midstream Partners GP, LLC that will be formed pursuant to Section 5.3 of the Plan.

1.13                        Azure GP Case means the Chapter 11 Case of Azure Midstream Partners GP, LLC, styled In re Azure Midstream Partners GP, LLC, Case No. 17-30464.

1.14                        Azure Plan Interest means the one new unit of Azure common units to be issued to the Azure Custodian (as custodian for the benefit of the former holders of Existing Azure Interests) upon cancellation of Existing Azure Interests in accordance with Section 4.6 of the Plan.

1.15                        Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time, as applicable to the Chapter 11 Cases.

1.16                        Bankruptcy Court means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

1.17                        Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

1.18                        Bar Date Order means the Order (I) Establishing Revised Deadline to File Proofs of Claim and (II) Approving Form and Manner of Notice Thereof [Docket No. 113].

1.19                        Bid Procedures means the sale, bid and Auction procedures set forth and described in the Bid Procedures Order.

1.20                        Bid Procedures Order means an order of the Bankruptcy Court that, among other things, establishes procedures for the Auction and the date for the hearing on the Sale Transaction.

1.21                        Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.22                        BTA means BTA Gathering LLC.

1.23                        Cash means legal tender of the United States of America.

1.24                        Cash Collateral Order means the Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, and 507, Fed. R. Bankr. P. 2002, 4001, 6003, 6004, and 9014, and Bankruptcy Local Rule 4001-1 (i) Authorizing Debtors’ Limited Use of Cash Collateral, (ii) Granting Adequate Protection to Prepetition Secured Parties, and (iii) Modifying the Automatic Stay [Docket No. 121] and any subsequent orders authorizing the Debtors’ use of cash collateral.

1.25                        Causes of Action means any action, Claim, cross-claim, third-party claim, cause of action, controversy, demand, right, Lien, indemnity, contribution, guaranty, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, offset, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including, without limitation, under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law.  For the avoidance of doubt, Cause of Action includes:  (i) Avoidance Actions, (ii) any right of setoff, counterclaim or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity; (iii) the right to object to Claims or Interests; (iv) any Claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (v) any Claims under any state or foreign law, including, without limitation, any fraudulent transfer or similar Claims.

1.26                        Chapter 11 Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on January 30, 2017 and styled In re Azure Midstream Partners, LP, Case No. 17-30461 (DRJ).

1.27                        Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.28                        Claims Objection Bar Date means the later of (i) the first Business Day that is 120 days after the date established in the Bar Date Order or (ii) the first Business Day that is 120 days after the Effective Date; provided that the Claims Objection Bar Date may be extended pursuant to an order of the Bankruptcy Court upon a motion filed by the Plan Administrator.

1.29                        Class means any group of Claims or Interests classified pursuant to Section 3 of the Plan.

1.30                        Confirmation means the entry on the docket of the Chapter 11 Cases of the Confirmation Order.

1.31                        Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.32                        Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding Confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.33                        Confirmation Order means an order of the Bankruptcy Court in form and substance reasonably acceptable to the Debtors and the Required Lenders confirming the Plan.

1.34                        Consummation means the occurrence of the Effective Date of the Plan.

1.35                        D&O Policy means any insurance policy for directors, members, trustees, and officers liability maintained by the Estates as of the Effective Date.

1.36                        De Minimis Asset Sale means any sale of a de minimis portion of the Debtors’ assets.

1.37                        De Minimis Asset Sale Agreement means any asset purchase agreement entered into by and among one or more of the Debtors, as seller, and a buyer, which provides for the sale of a de minimis portion of the Debtors’ assets.

1.38                        De Minimis Asset Sale Proceeds means the proceeds of any De Minimis Asset Sale.

1.39                        Debtors means Azure; Azure ETG, LLC; Azure Holdings GP, LLC; Azure Midstream Partners GP, LLC; Azure TGG, LLC; Marlin G&P I, LLC; Marlin Logistics, LLC; Marlin Midstream Finance Corp.; Marlin Midstream, LLC; Murvaul Gas Gathering, LLC; Talco Midstream Assets, Ltd.; and Turkey Creek Pipeline, LLC.

1.40                        Debtor Affiliates means the Debtors, other than Azure and Azure Midstream Partners GP, LLC.

1.41                        Disclosure Statement means the Disclosure Statement for the Plan which is prepared and distributed in accordance with sections 1125, 1126(b), and/or 1145 of the Bankruptcy Code, Bankruptcy Rule 3018 and/or other applicable law.

1.42                        Disputed Claim means with respect to a Claim or Interest, any such Claim or Interest (i) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503 or 1111 of the Bankruptcy Code, or (ii) for which a Proof of Claim or Interest has been filed, to the extent the Debtors or any party in interest has interposed a timely objection or request for estimation before the Confirmation Date in accordance with the Plan, which objection or request for estimation has not been withdrawn or determined by a Final Order.

1.43                        Distribution Date means the date or dates, including the Initial Distribution Date, as determined by the Plan Administrator in accordance with the terms of the Plan, on which the Plan Administrator makes a distribution to holders of Allowed Claims.

1.44                        Distribution Record Date means the Effective Date of the Plan.

1.45                        Effective Date means the date on which all conditions to the effectiveness of the Plan set forth in Section 10 hereof have been satisfied or waived in accordance with the terms of the Plan.

1.46                        Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

1.47                        Estate or Estates means individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

1.48                        Excluded Assets shall have the meaning ascribed to it in the Purchase Agreement.

1.49                        Exculpated Parties means collectively:  (i) the Debtors; (ii) the Purchaser; (iii) the Prepetition Administrative Agent and the Prepetition Secured Lenders; and (iv) with respect to each of the foregoing entities in clauses (i) through (iii), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, and other professionals, and such persons’ respective heirs, executors, Estates, servants, and nominees, in each case in their capacity as such.

1.50                        Executory Contract means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

1.51                        Existing Azure Interests means all Interests in Azure, including common units, subordinated units, incentive distribution rights and any options, warrants or rights to acquire any such Interests.

1.52                        Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Effective Date by professional persons retained by the Debtors pursuant to sections 327, 328, 329, 330, 331, 503(b) or 1103 of the Bankruptcy Code in the Chapter 11 Cases.

1.53                        Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing shall have expired, or (ii) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because a motion pursuant to sections 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 has been or may be filed with respect to such order or judgment.

1.54                        General Unsecured Claim means any unsecured Claim against any Debtor, other than an Intercompany Claim, that is not entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court.

1.55                        General Unsecured Creditor Distribution means, $[   ] to be funded from the Available Cash on a Pro Rata basis and distributed Pro Rata to holders of Allowed General Unsecured Claims by the Plan Administrator.

1.56                        Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

1.57                        Impaired means, with respect to a Claim, Interest or Class of Claims or Interests, “impaired” within the meaning of section 1124 of the Bankruptcy Code.

1.58                        Initial Distribution means the first distribution that either the Debtors or the Plan Administrator, as applicable, makes to holders of Allowed Claims.

1.59                        Initial Distribution Date means the date selected by the Debtors, in good faith consultation with the Prepetition Administrative Agent, on or as soon as reasonably practicable after the Effective Date.  For the avoidance of doubt, the Initial Distribution Date shall be a date at least twenty-one (21) days after the effective date of the Sale Transaction.

1.60                        Intercompany Claim means a Claim against any Debtor by an Affiliate of such Debtor, which Affiliate may be another Debtor.

1.61                        Interests means any equity security in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all common units, subordinated units, incentive distribution rights, membership units, or other instruments evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interests in a Debtor that existed immediately before the Effective Date.

1.62                        Lender Claim means any Claim arising under the Prepetition Credit Agreement, other Prepetition Loan Documents (as defined in the Cash Collateral Order), or the Cash Collateral Order, including, but not limited to, adequate protection Liens and Claims.

1.63                        Lender Claim Interim Distribution means the interim distribution from the Sale Proceeds in the amount of [$  ] that the holders of Lender Claims received pursuant to the Cash Collateral Order.

1.64                        Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.65                        Other Equity Interest means an Interest in a Debtor, other than Azure.

1.66                        Other Priority Claim means any Claim against any of the Debtors entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7), or (9) of the Bankruptcy Code, other than an Administrative Expense Claim or a Priority Tax Claim.

1.67                        Other Secured Claim means a Secured Claim other than a Prepetition Secured Claim.

1.68                        Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, Governmental Unit or other entity.

1.69                        Petition Date means, with respect to a Debtor, the date on which such Debtor commenced its Chapter 11 Case.

1.70                        Plan means this joint chapter 11 plan of liquidation, including the exhibits hereto and the Plan Supplement, as the same may be amended or modified from time to time in accordance with Section 13.3 herein.

1.71                        Plan Administrator means Azure.

1.72                        Plan Supplement means the compilation of documents, in form and substance reasonably acceptable to the Debtors, the Prepetition Administrative Agent, and the Prepetition Secured Lenders, containing, among other things, a list of Causes of Action to be retained by the Debtors, the list of Executory Contracts and Unexpired Leases to be assumed and rejected, and information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; provided that, through the Effective Date, the Debtors shall have the right to amend any schedules, exhibits, or amendments to any of the documents contained in, and exhibits to, the Plan Supplement.

1.73                        Plan Objection Deadline means the deadline established by the Bankruptcy Court for parties in interest to file objections to confirmation of the Plan.

1.74                        Prepetition Administrative Agent means Wells Fargo Bank, National Association, in its capacity as agent under the Prepetition Credit Agreement.

1.75                        Prepetition Credit Agreement means that certain Credit Agreement, dated as of February 27, 2015 (as amended, restated, or otherwise modified from time to time), among inter alia, Azure, as borrower, each of the other Debtors as guarantors, the Prepetition Administrative Agent, and the Prepetition Secured Lenders.

1.76                        Prepetition Secured Lenders means the lenders from time to time party to the Prepetition Credit Agreement.

1.77                        Priority Tax Claim means any secured or unsecured Claim of a Governmental Unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.78                        Pro Rata means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims and Disputed Claims within such Class.

1.79                        Proof of Claim means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

1.80                        Purchase Agreement means that certain Purchase and Sale Agreement by and among one or more of the Debtors, as sellers, and the Purchaser, as buyer, which provides for the sale of substantially all of the Debtors’ Assets for the Purchase Price, which was determined by the Debtors pursuant to the Bid Procedures to reflect the highest or otherwise best offer for such assets, but not including a De Minimis Asset Sale Agreement.

1.81                        Purchase Price means [$189,000,000.00].

1.82                        Purchaser means BTA Gathering, LLC, a Delaware limited liability company.

1.83                        Released Parties means collectively and in each case in their capacity as such:  (i) the Debtors; (ii) the Purchaser; (iii) the Prepetition Administrative Agent and Prepetition Secured Lenders; and (iv) with respect to each of the foregoing entities, such entities’ predecessors, successors and assigns, subsidiaries, Affiliates, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees.

1.84                        Releasing Parties means collectively and in each case in their capacity as such: each holder of a Claim or an Interest, and with respect to each of the foregoing entities, such entities’ predecessors, successors and assigns, subsidiaries, Affiliates, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees.

1.85                        Sale Order means an order of the Bankruptcy Court approving the Sale Transaction.

1.86                        Sale Proceeds means all proceeds from the Sale Transaction, which proceeds are subject to the Prepetition Secured Lenders’ Liens.

1.87                        Sale Transaction means the sale of all or substantially all of the Debtors’ assets pursuant to the Purchase Agreement.

1.88                        Schedules means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules, as such schedules and statements have been or may be supplemented or amended from time to time.

1.89                        Secured Claim means a Claim to the extent (i) secured by property of the Estate, the amount of which is equal to or less than the value of such property (a) as set forth in the Plan, (b) as agreed to by the holder of such Claim and the Debtors or (c) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

1.90                        Tax Code means the Internal Revenue Code of 1986, as amended.

1.91                        Unexpired Lease means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

1.92                        Unimpaired means, with respect to a Claim, Interest or Class of Claims or Interests, not “impaired” within the meaning of section 1123(a)(4) and 1124 of the Bankruptcy Code.

B.                                    Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time.  The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained therein.  The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.  For purposes herein:  (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) unless otherwise specified, all references herein to “Sections” are references to Sections hereof or hereto; (d) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (e) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.                                    Controlling Document.

In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document).  The provisions of the Plan and the Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided that, if there is determined to be any inconsistency between any Plan provision and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern and any such provision of the Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.

SECTION 2.                                                 ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS.

2.1.                            Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim and the Debtors or the Plan Administrator agree to different treatment, the Debtors (or the Plan Administrator, as the case may be) shall pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided that, Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors shall be paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

Except as otherwise provided by a Final Order previously entered by the Bankruptcy Court (including the Bar Date Order) or as provided by Section 2.2 hereof, requests for payment of Administrative Expense Claims, other than requests for payment of Fee Claims, must be filed and served on the Debtors no later than the Administrative Expense Claims Bar Date pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order.

Holders of Administrative Expense Claims that are required to file and serve a request for payment of such Administrative Expense Claims and that do not file and serve such a request by the Administrative Expense Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Expense Claims against the Debtors or their property, and such Administrative Expense Claims shall be deemed compromised, settled, and released as of the Effective Date.  The Plan Administrator must file and serve objections to Administrative Expense Claims on or before the Administrative Expense Claims Objection Bar Date.

2.2.                            Fee Claims.

All entities seeking an award by the Bankruptcy Court of Fee Claims (a) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is seventy-five (75) days after the Effective Date, and (b) shall be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Allowed Fee Claim is entered or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Plan Administrator.  The Plan Administrator is authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3.                            Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date, the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and the date such Allowed Priority Tax Claim is due and payable in the ordinary course, or as soon thereafter as is reasonably practicable.  The holders of Allowed Priority Tax Claims shall retain their tax liens (if any) on their collateral and/or proceeds thereof to the same validity, extent and priority as existed on the Petition Date until all validly determined taxes and related interest, penalties, and fees (if any) have been paid in full.  To the extent a holder of an Allowed Priority Tax Claim is not paid in the ordinary course of business, payment of the Allowed Priority Tax Claim shall include interest through the date of payment at the applicable state statutory rate, as set forth in sections 506(b), 511, and 1129 of the Bankruptcy Code.

SECTION 3.                                                 CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1.                            Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

3.2.                            Formation of Debtor Groups for Convenience Only.

This Plan (including, but not limited to, Sections 2 and 3 of the Plan) groups the Debtors together solely for the purpose of describing treatment under this Plan, confirmation of this Plan, and distributions to be made in respect of Claims against and Interests in the Debtors under this Plan.  Such groupings shall not affect each Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any assets.

3.3.                            Summary of Classification.

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject the Plan.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in this Section 3.  Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 3.5.

Class	Designation	Treatment	Entitled to Vote
1	Other Priority Claims	Unimpaired	No (presumed to accept)
2	Other Secured Claims	Unimpaired	No (presumed to accept)
3	Lender Claims	Impaired	Yes
4	General Unsecured Claims	Impaired	Yes
5	Intercompany Claims	Impaired	No (presumed to reject)
6	Existing Azure Interests	Impaired	No (presumed to reject)
7	Other Equity Interests	Impaired	No (presumed to reject)

3.4.                            Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or the Plan Administrator, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

3.5.                            Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

3.6.                            Voting Classes; Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Debtors shall request the Bankruptcy Court at the Confirmation Hearing to deem the Plan accepted by the holders of such Claims or Interests in such Class.

3.7.                            Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.  The Debtors reserve the right to modify the Plan, in consultation with the Prepetition Administrative Agent, in accordance with Section 13.3 hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

SECTION 4.                                                 TREATMENT OF CLAIMS AND INTERESTS.

4.1.                            Other Priority Claims (Class 1).

(a)           Classification:  Class 1 consists of Allowed Other Priority Claims against the Debtors.

(b)           Treatment:  Except to the extent that a holder of an Allowed Other Priority Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each such holder shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, or as soon as reasonably practical thereafter.

(c)           Voting:  Class 1 is Unimpaired, and the holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.

4.2.                            Other Secured Claims (Class 2).

(a)           Classification:  Class 2 consists of the Other Secured Claims.  To the extent that Other Secured Claims are secured by different collateral or different interests in the same collateral, such Claims shall be treated as separate subclasses of Class 2.

(b)           Treatment:  Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors or the Plan Administrator, (i) payment in full in Cash in full and final satisfaction of such Claim, payable on the later of the Effective Date and the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon as reasonably practical thereafter, (ii) delivery of the collateral securing such Allowed Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code, or (iii) such other treatment necessary to satisfy section 1129 of the Bankruptcy Code.

(c)           Voting:  Class 2 is Unimpaired, and the holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.

4.3.                            Lender Claims (Class 3).

(a)           Classification:  Class 3 consists of the Lender Claims.

(b)           Allowance:  Notwithstanding any other provision of this Plan to the contrary, on the Effective Date, the Lender Claims are Allowed as Secured Claims under section 506(b) of the Bankruptcy Code having first lien priority in the amount of $[176,915,037.75] on account of unpaid principal, accrued and unpaid interest (including at applicable default rates and postpetition interest), letters of credit obligations, fees, costs, expenses, and disbursements including, without limitation, attorney’s fees, agent’s fees, other professional fees, premiums, swap obligations, reimbursement obligations, indemnification obligations, the Adequate Protection Obligations (as defined in the Cash Collateral Order) and other charges, amounts and costs of whatever nature owing, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Debtors’ obligations pursuant to the Prepetition Credit Agreement, any other Prepetition Loan Documents (as defined in the Cash Collateral Order), or the Cash Collateral Order, in each case (including, but not limited to, with respect to the Lender Claim Interim Distribution (as defined below)), not subject either in whole or in part to off-set, disallowance or avoidance under chapter 5 of the Bankruptcy Code or otherwise, or any legal, contractual, or equitable theory for Claims or Causes of Action (including, without limitation, subordination, recharacterization, recoupment, or unjust enrichment) that any Person including, but not limited to, the Debtors and their Estates may be entitled to assert against the Prepetition Secured Lenders or the Lender Claims.

(c)           Treatment:  The Lender Claims shall be reduced by the Lender Claim Interim Distribution.  To the extent any Available Cash from any source of funds of the Debtors, including, but not limited to, the Debtors’ business operations, the sale or other disposition of any of the Debtors’ Assets (including Sale Proceeds and De Minimis Asset Sale Proceeds), or from any other source, remains after making the distributions contemplated by the Plan (other than distributions to Classes 6 or 7), such Available Cash shall first be distributed to the Prepetition Administrative Agent to satisfy the unpaid portion of the Lender Claims (after deducting the Lender Claim Interim Distribution) in an amount not to exceed the Allowed Amount of the Lender Claims, in full and final satisfaction of such Lender Claims.

(d)           Voting:  Class 3 is Impaired, and the holders of the Lender Claims are entitled to vote to accept or reject the Plan.

4.4.                            General Unsecured Claims (Class 4).

(a)           Classification:  Class 4 consists of General Unsecured Claims against the Debtors.

(b)           Treatment:  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed General Unsecured Claims agrees to less favorable treatment of such Allowed General Unsecured Claim or has been paid before the Effective Date, each holder of an Allowed General Unsecured Claim, excluding the Prepetition Secured Lenders, the Prepetition Administrative Agent, and their successors or assigns on account of any deficiency Claim under the Prepetition Credit Agreement, shall receive its Pro Rata share of the General Unsecured Creditor Distribution, payable on the later of the Effective Date and the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, or as soon as reasonably practical thereafter.  To the extent any Available Cash from any source of funds of the Debtors, including, but not limited to, the Debtors’ business operations, the sale or other disposition of any of the Debtors’ Assets (including Sale Proceeds and De Minimis Asset Sale Proceeds), or from any other source, remains after making the distributions contemplated by the Plan (other than distributions to Classes 6 or 7, but including the payment in full of Allowed Lender Claims), such Available Cash shall first be distributed to the holders of General Unsecured Claims in an amount not to exceed the Allowed Amount of General Unsecured Claims.  The General Unsecured Creditors Distribution and any distributions of Available Cash shall be in full and final satisfaction of the General Unsecured Claims.

(c)           Voting:  Class 4 is Impaired, and holders of General Unsecured Claims are entitled to vote to accept or reject the Plan.

4.5.                            Intercompany Claims (Class 5).

(a)           Classification:  Class 5 consists of Intercompany Claims against the Debtors.

(b)           Treatment:  Holders of Intercompany Claims shall not receive or retain any property under the Plan on account of such Claims.

(c)           Voting:  Class 5 is Impaired by the Plan and the holders of the Intercompany Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  The holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

4.6.                            Existing Azure Interests (Class 6).

(a)           Classification:  Class 6 consists of Existing Azure Interests.

(b)           Stock Exchange:  On the Effective Date, all Existing Azure Interests shall be deemed cancelled and the Azure Plan Interest shall be issued to the Azure Custodian, which will hold such share for the benefit of the holders of such former Existing Azure Interests consistent with their former relative priority and economic entitlements; provided, however, that the Azure Custodian may not exercise any voting rights appurtenant thereto that are in conflict with Section 6 of the Plan.  On or promptly after the Effective Date, unless previously filed, the Plan Administrator shall file with the Securities and Exchange Commission a Form 15 for the purpose of terminating the registration of any of Azure’s publicly traded securities.

(c)           Treatment:  The holders of Existing Azure Interests shall not receive or retain any property under the Plan on account of such Interests; provided, however, that to the extent that all Allowed Claims against the Debtors have been satisfied in full in accordance with the Bankruptcy Code and the Plan, each holder of an Existing Azure Interest shall receive its Pro Rata share of any remaining Available Cash.  Unless otherwise determined by the Plan Administrator, on the date that the Azure Case is closed in accordance with Section 5.9 of the Plan, the Azure Plan Interest issued pursuant to section (b) above shall be deemed cancelled and of no further force and effect provided that such cancellation does not adversely impact the Debtors’ Estates.

(d)           Voting:  Class 6 is Impaired by the Plan, and the holders of the Allowed Existing Azure Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  The holders of Existing Azure Interests are not entitled to vote to accept or reject the Plan.

(e)           Non-Transferable:  The continuing rights of the holders of Existing Azure Interests (including through their interest in the Azure Plan Interest or otherwise) shall be non-transferable except by operation of law.

4.7.                            Other Equity Interests (Class 7).

(a)           Classification:  Class 7 consists of Other Equity Interests except for Existing Azure Interests.

(b)           Treatment:  Other Equity Interests of any Debtor shall be cancelled if and when such Debtor is dissolved in accordance with Section 5.3 of the Plan.  Each holder of an Other Equity Interest shall neither receive nor retain any property of the Estate or direct interest in property of the Estate of the Debtor on account of such Other Equity Interest thereafter; provided, however, that in the event that all Allowed Claims against such Debtor have been satisfied in full in accordance with the Bankruptcy Code and the Plan, each holder of an Other Equity Interest in such Debtor may receive its Pro Rata share of any remaining assets of such Debtor.

(c)           Voting:  Class 7 is Impaired by the Plan and the holders of the Other Equity Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  The holders of Other Equity Interests are not entitled to vote to accept or reject the Plan.

SECTION 5.                                                 MEANS FOR IMPLEMENTATION.

5.1.                            Joint Chapter 11 Plan.

The Plan is a joint chapter 11 plan for each of the Debtors, with the Plan for each Debtor being non-severable and mutually dependent on the Plan for each other Debtor.

5.2.                            Plan Administrator.

(a)           Appointment.  Azure shall serve as Plan Administrator for each of the Debtors.

(b)           Authority.  Subject to Section 6.2 of the Plan, the Plan Administrator shall have the authority and right on behalf of each of the Debtors, without the need for Bankruptcy Court approval (unless otherwise expressly indicated), to carry out and implement all provisions of the Plan, including, without limitation, to:

(i)                                     except to the extent Claims have been previously Allowed, control and effectuate the Claims reconciliation process, including to object to, seek to subordinate, compromise or settle any and all Claims against the Debtors (in good faith consultation with the Prepetition Administrative Agent);

(ii)                                  make distributions to holders of Allowed Claims in accordance with the Plan;

(iii)                               exercise its reasonable business judgment to direct and control the wind down, liquidation, sale and/or abandoning of the remaining assets of the Debtors under the Plan and in accordance with applicable law as necessary to maximize distributions to holders of Allowed Claims (with respect to the sale or abandonment of remaining assets of the Debtors, in good faith consultation with the Prepetition Administrative Agent);

(iv)                              prosecute all Causes of Action on behalf of the Debtors, elect not to pursue any Causes of Action, and determine whether and when to compromise, settle, abandon, dismiss, or otherwise dispose of any such Causes of Action, as the Plan Administrator may determine is in the best interests of the Debtors;

(v)                                 make payments to existing professionals who will continue to perform in their current capacities;

(vi)                              retain professionals to assist in performing its duties under the Plan (in good faith consultation with the Prepetition Administrative Agent);

(vii)                           maintain the books and records and accounts of the Debtors and obtain any necessary insurance;

(viii)                        invest Cash of the Debtors, including Available Cash, and any income earned thereon;

(ix)                              incur and pay reasonable and necessary expenses in connection with the performance of duties under the Plan, including the reasonable fees and expenses of professionals retained by the Plan Administrator;

(x)                                 administer each Debtor’s tax obligations, including (A) filing tax returns and paying tax obligations, (B) requesting, if necessary, an expedited determination of any unpaid tax liability of each Debtor or its estate under Bankruptcy Code section 505(b) for all taxable periods of such Debtor ending after the Petition Date through the liquidation of such Debtor as determined under applicable tax laws and (C) representing the interest and account of each Debtor or its estate before any taxing authority in all matters including, without limitation, any action, suit, proceeding or audit;

(xi)                              prepare and file any and all informational returns, reports, statements, returns or disclosures relating to the Debtors that are required hereunder, by any Governmental Unit or applicable law;

(xii)                           consult with and update the Prepetition Administrative Agent when requested including, but not limited to, with respect to Claims and the Claims reconciliation process, Causes of Action, the wind down and liquidation process, and other actions relating to implementation of the Plan, and provide a good faith, non-binding monthly budget reasonably acceptable to the Prepetition Administrative Agent with respect to expected disbursements;

(xiii)                        pay statutory fees in accordance with Section 13.1 of the Plan; and

(xiv)                       perform other duties and functions that are consistent with the implementation of the Plan.

(c)           Indemnification.  Each of the Debtors shall indemnify and hold harmless Azure solely in its capacity as the Plan Administrator for any losses incurred in such capacity, except to the extent such losses were the result of the Plan Administrator’s gross negligence, willful misconduct or criminal conduct.

5.3.                            Azure Custodian

On or before the Effective Date, Azure Midstream Partners GP, LLC shall form a subsidiary limited liability company to serve as the Azure Custodian.  The Azure Custodian’s single and sole purpose shall be to hold the Azure Plan Interest on and after the Effective Date for the benefit of the holders of such former Existing Azure Interests consistent with their former relative priority and economic entitlements, pursuant to the terms of Section 4.6 above.

5.4.                            Merger of Debtors; Closing Cases of Debtors.

On the Effective Date:  (a) all of the Debtor Affiliates shall be merged into Azure and the Plan Administrator may dissolve such Debtors and complete the winding up of such Debtor Affiliates without the necessity for any other or further actions to be taken by or on behalf of such dissolving Debtor or its shareholders or any payments to be made in connection therewith, other than the filing of a certificate of dissolution with the appropriate governmental authorities; (b) all assets of the Debtor Affiliates shall be transferred to Azure, and all claims filed or scheduled in the Debtor Affiliates’ cases shall be deemed to have been filed in the Chapter 11 Case of Azure; (c) Azure may change its name to Azure Midstream Liquidating, LP and the Chapter 11 Case of Azure may be renamed accordingly; and (d) the Chapter 11 Cases of the Debtor Affiliates shall be closed.  In the discretion of the Plan Administrator, after the Effective Date, Azure may engage in any other transaction in furtherance of the Plan.  Any such transactions may be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the shareholders, members, general or limited partners, or directors of any of the Debtors.

5.5.                            Corporate Action.

Upon the Effective Date, by virtue of the solicitation of votes in favor of this Plan and entry of the Confirmation Order, all actions contemplated by the Plan (including any action to be undertaken by the Plan Administrator) shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by holders of Claims or Interests, the Debtors, or any other Entity or Person.  All matters provided for in the Plan involving the corporate structure of the Debtors, and any corporate action required by the Debtors in connection therewith, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Debtors or the Estates.

5.6.                            Withholding and Reporting Requirements.

(a)           Withholding Rights.  In connection with the Plan, any party making any distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements.  Notwithstanding the foregoing, each holder of an Allowed Claim or any other Person that receives a distribution pursuant to the Plan shall have responsibility for any taxes imposed by any Governmental Unit, including, without limitation, income, withholding, and other taxes, on account of such distribution.  Any party making any distribution pursuant to the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

(b)           Forms.  Any party entitled to receive a distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Person designated by the Plan Administrator (which entity shall subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or (if the payee is a foreign Person) Form W-8, unless such Person is exempt under the Tax Code and so notifies the Disbursing Agent.  If such request is made by the Plan Administrator or such other Person designated by the Plan Administrator and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the Debtors and any Claim in respect of such distribution shall be discharged and forever barred from assertion against any Debtor and its respective property.

5.7.                            Exemption from Certain Transfer Taxes.

To the maximum extent provided by section 1146(a) of the Bankruptcy Code, any post-Confirmation sale by any Debtor, or any transfer from any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to:  (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors; or (b) the making, delivery, or recording of any deed or other instrument or transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instruments of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, in each case to the extent permitted by applicable bankruptcy law, and the appropriate state or local government officials or agents shall forego collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

5.8.                            Effectuating Documents; Further Transactions.

On and after the Effective Date, the Plan Administrator is authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the plan in the name of and on behalf of the Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

5.9.                            Closing of the Azure Case.

When all Disputed Claims have become Allowed Claims or have been disallowed by Final Order, and all remaining Available Cash has been distributed in accordance with the Plan and the Azure Case has been fully administered, the Plan Administrator shall seek authority from the Bankruptcy Court to close the Azure Case and the Azure GP Case in accordance with the Bankruptcy Code and the Bankruptcy Rules.

SECTION 6.                                                 CORPORATE GOVERNANCE

6.1.                            Board of Directors and Officers.

The Plan Administrator shall appoint directors and officers of the Debtors to serve after the Effective Date, which directors and officers shall be disclosed in the Plan Supplement.  The Plan Administrator shall elect such additional directors and officers as the Plan Administrator deems necessary to implement the Plan and the actions contemplated herein.  The Plan Administrator shall also have the power to act by written consent to remove any director or officer at any time with or without cause.

6.2.                            Wind Down.

After the Effective Date, pursuant to the Plan, the Plan Administrator shall, in an expeditious but orderly manner, wind down, sell, and otherwise liquidate and convert to Cash the Assets of the Debtors, with no objective to continue or conduct a trade or business except to the extent reasonably necessary to, and consistent with, the liquidation and orderly wind down of the Debtors and shall not unduly prolong the duration of the liquidation and the wind down.

6.3.                            Partnership Agreement.

As of the Effective Date, the Partnership Agreement of Azure shall be amended to the extent necessary to carry out the provisions of the Plan.  The amended Partnership Agreement of Azure and any other necessary corporate documents shall be contained in the Plan Supplement.

SECTION 7.                                                 DISTRIBUTIONS

7.1.                            Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record of holders of any of the Claims or Interests.  The Debtors or the Plan Administrator shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date.

7.2.                            Date of Distributions.

Except as otherwise provided herein, the Debtors shall make the Initial Distribution to holders of Allowed Claims no later than the Initial Distribution Date and thereafter, the Debtors shall from time to time determine the subsequent Distribution Dates, in good faith consultation with the Prepetition Administrative Agent; provided that, other than as discussed below, the Debtors are required to distribute to the holders of Allowed Claims and/or Interests, at least annually, all Available Cash on hand.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

The Plan Administrator shall retain an amount sufficient to pay holders of Disputed Claims the amount such holders would be entitled to receive under the Plan if such Claims were to become Allowed Claims.  For the avoidance of doubt, to the extent a holder of a Disputed Claim has filed duplicative claims against one or more Debtors (in the judgment of the Plan Administrator), the Plan Administrator shall only be required to retain an amount equal to one of the Disputed Claims.  In the event the holders of Allowed Claims have not received payment in full on account of their Claims after the resolution of all Disputed Claims, then the Plan Administrator shall make a final distribution to all holders of Allowed Claims.

Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim shall, on account of such Allowed Claim, receive a distribution in excess of the Allowed amount of such Claim plus any interest accruing on such Claim that is actually payable in accordance with the Plan.

7.3.                            Delivery of Distributions.

In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Plan Administrator, as applicable, has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the date the Initial Distribution is made.  After such date, all unclaimed property or interests in property shall be redistributed (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary) first to holders of Lender Claims to the extent such Claims were not otherwise paid in full, second to holders of General Unsecured Claims to the extent such Claims were not otherwise paid in full, and third to holders of Existing Azure Interests, each without need for a further order by the Bankruptcy Court for distribution in accordance with the Plan, and the Claim of any such holder to such property or interest in property shall be released, settled, compromised, and forever barred.

7.4.                            Manner of Payment Under Plan.

At the option of the Debtors or the Plan Administrator, any Cash payment to be made hereunder may be made by a check or wire transfer.

7.5.                            Minimum Cash Distributions.

The Plan Administrator shall not be required to make any payment to any holder of an Allowed Claim or an Allowed Interest on any Distribution Date of Cash less than one-hundred dollars ($100); provided, however, that if any distribution is not made pursuant to this Section 7.5, such distribution shall be added to any subsequent distribution to be made on behalf of the holder’s Allowed Claim or Allowed Interest.  The Plan Administrator shall not be required to make any final distributions of Cash less than fifty dollars ($50) to any holder of an Allowed Claim or Allowed Interest.  If either (a) all Allowed Claims (other than those whose distributions are deemed undeliverable hereunder) have been paid in full or (b) the amount of any final distributions to holders of Allowed Claims or Allowed Interests would be fifty dollars ($50) or less, then no further distribution shall be made by the Plan Administrator and any surplus Cash shall be donated and distributed to a Tax Code § 501(c)(3) tax-exempt organization selected by the Plan Administrator.

7.6.                            Setoffs.

The Debtors and the Plan Administrator may, but shall not be required to, set off against any Claim, any Claims of any nature whatsoever that the Debtors or the Plan Administrator may have against the holder of such Claim; provided that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Plan Administrator of any such Claim the Debtors or the Plan Administrator may have against the holder of such Claim.

7.7.                            Distributions After Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

7.8.                            Payment of Disputed Claims.

As Disputed Claims are resolved pursuant to Section 8 hereof, the Plan Administrator shall make distributions on account of such Disputed Claims as if such Disputed Claims were Allowed Claims as of the Effective Date.  Such distributions shall be made on the first Distribution Date that is at least forty-five (45) days after the date on which a Disputed Claim becomes an Allowed Claims or on an earlier date selected by the Plan Administrator in the Plan Administrator’s sole discretion.

SECTION 8.                                                 PROCEDURES FOR DISPUTED CLAIMS.

8.1.                            Allowance of Claims.

After the Effective Date, the Debtors or the Plan Administrator shall have and shall retain any and all rights and defenses that the Debtors had with respect to any Claim, except with respect to any Claim deemed Allowed under this Plan.  Except as expressly provided in this Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including, without limitation, the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under this Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including, without limitation, the Confirmation Order, in the Chapter 11 Cases allowing such Claim.

8.2.                            Objections to Claims.

As of the Effective Date, objections to Claims against the Debtors may be interposed and prosecuted only by the Plan Administrator or the Prepetition Administrative Agent.  Such objections and requests for estimation shall be served and filed (a) on or before the 60th day following the later of (i) the Effective Date and (ii) the date that a Proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (b) such later date as ordered by the Bankruptcy Court upon motion filed by the Plan Administrator or the Prepetition Administrative Agent.

8.3.                            Estimation of Claims.

The Plan Administrator may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Plan Administrator previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claims, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or Plan Administrator, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim.  All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

8.4.                            No Distributions Pending Allowance.

If an objection to a Claim is filed as set forth in Section 8, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

8.5.                            Resolution of Claims.

Except as otherwise provided herein, or in the Confirmation Order or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Plan Administrator shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Claims, Disputed Claims, rights, Causes of Action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any Person, without the approval of the Bankruptcy Court.  The Plan Administrator or its successor may pursue such retained Claims, rights, Causes of Action, suits or proceedings, as appropriate, in accordance with the best interests of the Debtors.

SECTION 9.                                                 EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

9.1.                            Assumption and Assignment of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in the Plan or Plan Supplement, each Executory Contract and Unexpired Lease not previously rejected, assumed, or assumed and assigned shall be deemed automatically rejected pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease:  (a) is specifically described in the Purchase Agreement as to be assumed in connection with Confirmation of the Plan; (b) as of the Effective Date is subject to a pending motion to assume such Unexpired Lease or Executory Contract; (c) was previously assumed or assumed and assigned to a third party during the pendency of the Chapter 11 Cases; (d) is a contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan; (e) is a D&O Policy or an insurance policy; or (f) is the Purchase Agreement.

9.2.                            Claims Based on Rejection of Executory Contracts and Unexpired Leases.

Unless an earlier date is otherwise provided for by an order of the Bankruptcy Court, any Proofs of Claim based on the rejection of the Debtors’ Executory Contracts or Unexpired Leases pursuant to the Plan or otherwise, must be filed with Bankruptcy Court and served on the Clerk of the Court and the Plan Administrator no later than twenty-one (21) days after the Confirmation Date.  In addition, any objection to the rejection of an Executory Contract or Unexpired Lease must be filed with the Bankruptcy Court and served on the Debtors, no later than the Plan Objection Deadline.

Any holders of Claims arising from the rejection of an Executory Contract or Unexpired Lease for which Proofs of Claim were not timely filed as set forth in the paragraph above shall not (a) be treated as a creditor with respect to such Claim, or (b) participate in any distribution in the Chapter 11 Cases on account of such Claim, and any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Plan Administrator, the Debtors’ Estates, or the property for any of the foregoing without the need for any objection by the Plan Administrator or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully compromised, settled, and released, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.  All Allowed Claims arising from the rejection of the Debtors’ prepetition Executory Contracts or prepetition Unexpired Leases shall be classified as General Unsecured Claims, except as otherwise provided by order of the Bankruptcy Court.

9.3.                            Purchase Agreement.

The Debtors’ assumption or rejection of any Executory Contract or Unexpired Lease pursuant to the Plan shall be subject in all respects to the Purchaser’s rights and obligations,

including any cure obligations assumed by the Purchaser in accordance with the Purchase Agreement, with respect to any such Executory Contract or Unexpired Leases assigned to the Purchaser pursuant to the terms of the Purchase Agreement.

9.4.                            Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

9.5.                            Insurance Policies.

Each insurance policy, including the D&O Policy, shall be assumed by the Debtors on behalf of the applicable Debtor effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, to the extent such insurance policy is executory, unless such insurance policy previously was rejected by the Debtors pursuant to a Bankruptcy Court order or is the subject of a motion to reject pending on the Effective Date, and coverage for defense and indemnity under the D&O Policy shall remain available to all individuals within the definition of “Insured” in the D&O Policy.

9.6.                            Reservation of Rights.

Neither the exclusion nor inclusion of any contract or lease in the Purchase Agreement or the Sale Order, nor anything contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that the Debtors’ Estates have any liability thereunder.  In the event of a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Plan Administrator, as applicable, shall have 60 days following entry of a Final Order resolving such dispute to alter the treatment of such contract or lease as otherwise provided in the Plan.

SECTION 10.                                          CONDITIONS PRECEDENT TO THE EFFECTIVE DATE.

10.1.                     Conditions Precedent to the Effective Date.

The occurrence of the Effective Date of the Plan is subject to the following conditions precedent:

(a)           the Bankruptcy Court shall have entered the Confirmation Order, the Confirmation Date shall have occurred and the Confirmation Order shall not be subject to any stay;

(b)           all actions, documents, and agreements necessary to implement and consummate the Plan, and the other transactions and other matters contemplated herein, shall have been effected or executed;

(c)           all governmental and third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions;

(d)           all documents and agreements necessary to implement the Plan shall have (i) been tendered for delivery and (ii) been effected or executed by all Entities party thereto, and all conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements; and

(e)           all fees and expenses ordered to be paid pursuant to the Cash Collateral Order, including the Prepetition Administrative Agent’s reasonable and documented professional fees and expenses shall have been paid or will be paid prior to or contemporaneously with the Effective Date in accordance with the terms hereof and the Cash Collateral Order.

10.2.                     Waiver of Conditions Precedent.

Each of the conditions precedent in Section 10.1 other than the condition set forth in section 10.1(a) may be waived in writing by the Debtors, with the consent of the Prepetition Administrative Agent.

10.3.                     Effect of Failure of Conditions to Effective Date.

Unless otherwise extended by the Debtors, if the Effective Date does not occur on or before May 31, 2017 or if the Confirmation Order is vacated, (a) no distributions shall be made, (b) the Debtors and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (c) all the Debtors’ obligations with respect to the Claims and the Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other entity or to prejudice in any manner the rights of the Debtors or any other entity in any further proceedings involving the Debtors or otherwise.

SECTION 11.                                          EFFECT OF CONFIRMATION.

11.1.                     Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ Estates shall vest in the Debtors, except as provided pursuant to this Plan and the Confirmation Order.

11.2.                     Release of Liens.

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or documents created pursuant to the Plan or the Sale Transaction, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, and compromised and all rights, titles, and interests of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall revert to the Debtors.

11.3.                     Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right for the Plan Administrator to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

11.4.                     Binding Effect.

Confirmation of the Plan does not provide the Debtors with a discharge under section 1141 of the Bankruptcy Code because the Plan is a liquidating chapter 11 plan.  Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Effective Date, the provisions of the Plan shall bind any holder of a Claim against, or Interest in, the Debtors, and such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is Impaired under the Plan and whether or not such holder has accepted the Plan.

11.5.                     Term of Injunctions or Stays.

Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

11.6.                     Releases by the Debtors.

EFFECTIVE AS OF THE EFFECTIVE DATE, EXCEPT FOR THE RIGHTS THAT REMAIN IN EFFECT FROM AND AFTER THE EFFECTIVE DATE TO ENFORCE THIS PLAN, EACH DEBTOR ON BEHALF OF ITSELF AND ITS ESTATE, FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, SHALL BE DEEMED TO PROVIDE A FULL RELEASE TO EACH OF THE RELEASED PARTIES (AND EACH SUCH RELEASED PARTY SHALL BE DEEMED RELEASED BY EACH DEBTOR AND ITS ESTATE), AND THEIR RESPECTIVE PROPERTY FROM ANY AND ALL CAUSES OF ACTION AND ANY OTHER DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS,

DERIVATIVE CLAIMS, REMEDIES, AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING AS OF THE EFFECTIVE DATE, IN LAW, AT EQUITY, OR OTHERWISE, WHETHER FOR TORT, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS, OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, OR OTHER OCCURRENCE OR CIRCUMSTANCES EXISTING OR TAKING PLACE PRIOR TO OR ON THE EFFECTIVE DATE ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, THE PLAN, OR THESE CHAPTER 11 CASES, INCLUDING THOSE THAT THE DEBTORS WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT OR THAT ANY HOLDER OF A CLAIM AGAINST OR INTEREST IN THE DEBTORS OR ANY OTHER ENTITY COULD HAVE BEEN LEGALLY ENTITLED TO ASSERT DERIVATIVELY OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES; PROVIDED, HOWEVER, THAT THE FOREGOING “DEBTOR RELEASE” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CLAIMS OR CAUSES OF ACTION OF THE DEBTORS OR THEIR RESPECTIVE CHAPTER 11 ESTATES AGAINST A RELEASED PARTY ARISING UNDER ANY CONTRACTUAL OBLIGATION OWED TO THE DEBTORS THAT IS ENTERED INTO OR ASSUMED PURSUANT TO THE PLAN.  FURTHERMORE, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, NOTHING IN THIS PROVISION SHALL, NOR SHALL IT BE DEEMED TO, RELEASE ANY RELEASED PARTY FROM ANY CLAIMS OR CAUSES OF ACTION THAT ARE FOUND, PURSUANT TO A FINAL ORDER, TO BE THE RESULT OF SUCH RELEASED PARTY’S GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND, FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS’ ESTATES AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE, AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE DEBTORS’ ESTATES, ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.

11.7.                     Releases By Holders of Claims and Interests.

EFFECTIVE AS OF THE EFFECTIVE DATE, THE RELEASING PARTIES SHALL BE DEEMED TO PROVIDE A FULL RELEASE TO THE RELEASED PARTIES AND THEIR RESPECTIVE PROPERTY FROM ANY AND ALL CAUSES OF ACTION AND ANY OTHER DEBTORS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, DERIVATIVE CLAIMS, REMEDIES, AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING AS

OF THE EFFECTIVE DATE, IN LAW, AT EQUITY, OR OTHERWISE, WHETHER FOR TORT, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS, OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, OR OTHER OCCURRENCE OR CIRCUMSTANCES EXISTING OR TAKING PLACE PRIOR TO OR ON THE EFFECTIVE DATE ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, THE PLAN, OR THESE CHAPTER 11 CASES, INCLUDING THOSE THAT THE DEBTORS WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT DERIVATIVELY OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS RELEASE SHALL NOT (1) OPERATE TO RELEASE ANY CLAIMS OR CAUSES OF ACTION HELD DIRECTLY (BUT NOT DERIVATIVELY) BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AGAINST ANY NON-DEBTOR OR (2) PRECLUDE THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION FROM ENFORCING ITS REGULATORY OR POLICE POWERS.  FURTHERMORE, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, NOTHING IN THIS PROVISIONS SHALL, NOR SHALL IT BE DEEMED TO, RELEASE ANY RELEASED PARTY FROM ANY CLAIMS OR CAUSES OF ACTION THAT ARE FOUND, PURSUANT TO A FINAL ORDER, TO BE THE RESULT OF SUCH RELEASED PARTY’S GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND, FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD PARTY RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (2) A GOOD-FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD PARTY RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE, AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM RELEASED PURSUANT TO THE THIRD PARTY RELEASE.

11.8.                     Exculpation.

To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, or liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Purchase Agreement, the Disclosure Statement, the Plan Supplement, or this Plan, or the solicitation of votes for, or confirmation of, this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; or the transactions in furtherance of any of the foregoing; provided, however, that no Exculpated Party shall be released and exculpated for willful misconduct or gross negligence (but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan.)  The Exculpated Parties and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of this Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

11.9.                     Plan Injunction.

(a)           Except as otherwise provided in this Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Persons who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, an Estate, or the property of either of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (i) or any property of any transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, that nothing contained herein shall preclude such Persons who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan.

(b)           By accepting distributions pursuant to this Plan, each holder of an Allowed Claim will be deemed to have affirmatively and specifically consented to be bound by this Plan, including, without limitation, the injunctions set forth in this section.

11.10.              Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to this Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in this Plan.

11.11.              Waiver of Statutory Limitation on Releases.

EACH RELEASING PARTY IN EACH OF THE RELEASES CONTAINED IN THE PLAN (INCLUDING UNDER THIS Section 11 OF THE PLAN) EXPRESSLY ACKNWOWLEDGES THAT ALTHOUGH ORDINARILY A GENERAL RELEASE MAY NOT EXTEND TO CLAIMS THAT THE RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR, WHICH IF KNOWN BY IT MAY HAVE MATERIALLY AFFECTED ITS SETTLMENT WITH THE PARTY RELEASED, IT HAS CAREFULLY CONSIDERED AND TAKEN INTO ACCOUNT IN DETERMINING TO ENTER INTO THE ABOVE RELEASES THE POSSIBLE EXISTENCE OF SUCH UNKNOWN LOSSES OR CLAIMS.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH RELEASING PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS CONFERRED UPON IT BY ANY STATUTE OR RULE OF LAW THAT PROVIDES THAT A RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CLAIMANT DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT MAY HAVE MATERIALLY AFFECTED ITS SETTLMENT WITH THE RELEASED PARTY, INCLUDING THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542.  THE RELEASES CONTAINED IN ARTICLE 11 OF THIE PLAN ARE EFFECTIVE REGARDLESS OF WHETHER THOSE RELEASED MATTERS ARE PRESENTLY KNOWN, UNKNOWN, SUSPECTED OR UNSUSPECTED, FORESEEN OR UNFORESEEN.

11.12.              Preservation of Rights of Action.

Other than Causes of Action against an Entity that are waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Bankruptcy Court order, the Debtors reserve any and all Causes of Action.  On and after the Effective Date, the Plan Administrator may pursue such Causes of Action in its sole discretion.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Plan Administrator will not pursue any and all available Causes of Action against them.  No preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.  Prior to the Effective Date, the Debtors, and on and after the Effective Date, the Plan Administrator shall retain and shall have, including through its authorized agents or representatives, the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.  Notwithstanding anything contained herein to the contrary, the Debtors shall not retain any Claims or Causes of Action released pursuant to sections 11.6, 11.7, 11.8 and 11.9 of the Plan against the Released Parties or any Avoidance Actions (except that such Claims or Causes of Action, including Avoidance Actions, may be asserted as a defense to a claim in connection with the claims reconciliation and objection procedures pursuant to section 502(d) of the Bankruptcy Code or otherwise).

11.13.              Solicitation of the Plan.

As of and subject to the occurrence of the Confirmation Date:  (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitations sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtors and each of their respective directors, officers, employees, Affiliates, agent, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore, are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

11.14.              Plan Supplement.

The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court.  Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.  Documents to be included in the Plan Supplement will be posted at the website of court-appointed claims and noticing agent as they become available.

11.15.              Corporate Action.

Upon the Effective Date, by virtue of the solicitation of votes on this Plan and entry of the Confirmation Order, all actions contemplated by the Plan (including any action to be undertaken by the Plan Administrator) shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by holders of Claims or Interests, the Debtors, or any other Entity or Person.  All matters provided for in the Plan involving the corporate structure of the Debtors, and any corporate action required by the Debtors in connection therewith shall be deemed to have occurred on the Effective Date and shall be in effect, without any requirement of further action by the Debtors or the Debtors’ Estates.

SECTION 12.                                          RETENTION OF JURISDICTION.

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

(a)                                 to hear and determine motions and/or applications for the assumption or rejection of Executory Contracts or Unexpired Leases and the allowance, classification, priority, compromise, estimation or payment of Claims resulting therefrom;

(b)                                 to determine any motion, adversary proceeding, application, contested matter, or other litigated matter pending on or commenced after the Confirmation Date;

(c)                                  to ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

(d)                                 to consider Claims or the allowance, classification, priority, compromise, estimation or payment of any Claim;

(e)                                  to enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

(f)                                   to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the Consummation, implementation or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(g)                                  to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h)                                 to hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred before the Confirmation Date;

(i)                                     to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Purchase Agreement, the Sale Order, or the Confirmation Order, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(j)                                    to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following Consummation;

(k)                                 to hear any disputes arising out of, and to enforce, any order approving alternative dispute resolution procedures to resolve personal injury, employment litigation, and similar Claims pursuant to section 105(a) of the Bankruptcy Code;

(l)                                     to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m)                             to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(n)                                 to adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(o)                                 to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(p)                                 to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(q)                                 to enter a final decree closing the Chapter 11 Cases;

(r)                                    to enforce all orders previously entered by the Bankruptcy Court

(s)                                   to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located; and

(t)                                    to hear and determine any rights, Claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory.

SECTION 13.                                          MISCELLANEOUS PROVISIONS.

13.1.                     Payment of Statutory Fees.

On the Effective Date and thereafter as may be required, the Debtors or the Plan Administrator shall pay all fees incurred pursuant to § 1930 of title 28 of the United States Code, together with interest, if any, pursuant to § 3717 of title 31 of the United States Code for each Debtor’s case; provided, however, that after the Effective Date such fees shall only be payable with respect to the Azure Case and the Azure GP Case until such time as a final decree is entered closing the Azure Case and the Azure GP Case, a Final Order converting such cases to a cases under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing the Azure Case and the Azure GP Case is entered.

13.2.                     Substantial Consummation.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

13.3.                     Amendments.

(a)                                 Plan Modifications.  The Plan may be amended, modified or supplemented by the Debtors, in good faith consultation with the Prepetition Administrative Agent, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code.  In addition, after the Confirmation Date, the Debtors, in good faith consultation with the Prepetition Administrative Agent, may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

(b)                                 Other Amendments.  Before the Effective Date, the Debtors, in good faith consultation with the Prepetition Administrative Agent, may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court.

13.4.                     Revocation or Withdrawal of the Plan.

The Debtors reserve the right, in good faith consultation with the Prepetition Administrative Agent, to revoke or withdraw the Plan, including the right to revoke or withdraw the Plan for any Debtor or all Debtors, prior to the Confirmation Date.  If the Debtors, in good faith consultation with the Prepetition Administrative Agent, revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then:  (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interests or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (c) nothing contained in the Plan shall:  (i) constitute a waiver or release of any Claims or Interests; (ii) prejudice in any manner the rights of the Debtors, the Estates, or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtors, the Debtors’ Estates, or any other Entity.

13.5.                     Severability of Plan Provisions Upon Confirmation.

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Plan Administrator (as the case may be); and (c) nonseverable and mutually dependent.

13.6.                     Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof.

13.7.                     Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

13.8.                     Additional Documents.

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors and all holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

13.9.                     Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and insure to the benefit of the Debtors, the Purchaser, the holders of Claims and Interests, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns, including, without limitation, the Plan Administrator.

13.10.              Successor and Assigns.

The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding on, and shall insure to the benefit of any heir, executor, administrator, successor or permitted assign, if any, of each Entity.

13.11.              Entire Agreement.

On the Effective Date, the Plan and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

13.12.              Notices.

All notices, requests and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(i)                                     if to the Debtors or Plan Administrator:

Azure Midstream Partners, LP
12377 Merit Drive, Suite 300
Dallas, TX 75251
Attention:                             Plan Administrator
Telephone:                       (972) 674-5200
Facsimile:                             (972) 385-8775

- and -

Weil, Gotshal & Manges LLP
700 Louisiana Street, Suite 1700
Houston, TX 77002
Attn:                                                        Christopher M. López
Telephone:                       (713) 546-5000
Facsimile:                             (713) 224-9511

- and -

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:                                                        Gary T. Holtzer

Robert J. Lemons
                                                                                    Charles M. Persons
Telephone:                       (212) 310-8000
Facsimile:                             (212) 310-8007

- and -

(ii)                                  if to the Prepetition Administrative Agent:

Baker & McKenzie LLP
452 Fifth Avenue
New York, NY
Attn:                                                        James Donnell
                                                                                    Peter S. Goodman
Telephone:                       (212) 626-4100
Facsimile:                             (212) 310-1600

After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Debtors are authorized to limit the list to Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

[The balance of this page has been intentionally left blank.]

Dated:	March 20, 2017
Houston, Texas

Respectfully submitted,

AZURE MIDSTREAM PARTNERS, LP
		By:	AZURE MIDSTREAM PARTNERS GP, LLC, its general partner

on behalf of itself and all other Debtors

			By:	/s/ Amanda Bush
			Name:	Amanda Bush
			Title:	Chief Financial Officer